                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                   UST Corp.
                (Name of Registrant as Specified In Its Charter)

                                   UST Corp.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

[UST LOGO]

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1996

     Notice is hereby given that the Annual Meeting of Stockholders of UST Corp. (the "Company") will be held at 40 Court Street, Boston, Massachusetts, on Tuesday, the 21st day of May, 1996 at 10:00 o'clock in the forenoon for the following purposes:

     1. To elect eight Directors of the Company, each of whom will serve for a three-year term;

     2. To ratify and approve the 1996 Directors' Stock Option Plan; and

     3. To transact any other business which may properly come before the meeting, or any adjournment thereof.

     The close of business on March 29, 1996 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. The books for the transfer of stock will not be closed. This Notice and Proxy Statement will first be mailed to stockholders on or about April 19, 1996.

     If you do not expect to be present personally at the Annual Meeting of Stockholders, please sign, date and return the enclosed Proxy in the enclosed addressed envelope.

                                          By order of the Board of Directors

                                          /s/ Eric R. Fischer
                                          -------------------

                                          Eric R. Fischer, Clerk

April 19, 1996

[UST LOGO]
                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1996

                                                                  April 19, 1996

     This Proxy Statement is furnished in connection with the solicitation of Proxies to be used at the Annual Meeting of Stockholders of UST Corp. (the "Company") to be held on May 21, 1996, and at any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

     The close of business on March 29, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.

     The financial statements for the Company for the fiscal year ended December 31, 1995, together with corresponding figures for the previous fiscal year, are contained in the Annual Report to UST Corp. Stockholders for the year ended December 31, 1995 (the "Annual Report"), which includes within it the Company's Annual Report to the Securities and Exchange Commission ("SEC") on Form 10-K for the year ended December 31, 1995 (the "10-K Report"). A copy of the Company's Annual Report has been previously mailed or mailed simultaneously herewith to all Stockholders.

     Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a Proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his Proxy is not limited by, or subject to, compliance with any specified formal procedure. He may revoke his Proxy by attending the meeting and voting in person. Proxies in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholders. Where a choice is not so specified, the shares represented by a properly executed Proxy will be voted: (i) "for" the election of the eight nominees for Director positions listed therein; and (ii) "for" the ratification and approval of the 1996 Directors' Stock Option Plan. The enclosed Proxy confers discretionary authority on Neal F. Finnegan, Eric R. Fischer and James
K. Hunt (or their substitutes) acting singly to act on any other business which may properly come before the meeting. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. Should another matter, however, properly come before the meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

     The Company will bear all expenses in connection with the solicitation of Proxies, including the preparing, assembling and mailing of the Proxy Statement. Solicitation will be initially by mail, but employees and Directors of the Company as well as representatives of Morrow & Co., professional proxy solicitors, may solicit Proxies by personal interview, by telephone, by facsimile or by telecopy. Employees and Directors of the Company will not receive additional compensation for such efforts, and Morrow & Co. is expected to receive approximately $4,000, plus out-of-pocket expenses, for such solicitation. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, with proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. Confidential voting procedures will not be used in connection with the Annual Meeting, except that votes cast by employees of the Company and/or its subsidiaries shall be held confidential.

     As of March 29, 1996, the Company had outstanding 17,927,813 shares of common stock, $0.625 par value per share ("Common Stock"), each entitled to one vote. A majority, or 8,963,907 of such shares, constitutes a quorum for the Annual Meeting. There are no outstanding shares of Preferred Stock of the Company.

                     PERSONS TO BE NOMINATED BY MANAGEMENT
                           FOR ELECTION AS DIRECTORS
                                (NOTICE ITEM 1)

     Section 50A of Chapter 156B of the Massachusetts General Laws provides for a Board of Directors of such number as is fixed by the Directors, divided into three classes as nearly equal in number as possible, serving staggered three-year terms. The Board of Directors has fixed the number of Directors at twenty-four (24). The Board of Directors, following the recommendation of the Nominating Committee, has recommended the following eight nominees (all of whom are currently Directors) to fill the eight positions, each of whom, if elected, will hold office for a three-year term until the 1999 annual meeting of stockholders and until his/her successor is chosen and qualified. Unless otherwise specified, Proxies will be voted in favor of the eight nominees' election as Directors. Pursuant to the By-Laws of the Company, Directors will be elected by a plurality of the votes cast at the Meeting. Thus, shares for which authority to vote for one or more nominees is withheld will have no effect on the election of those one or more individuals.

                                                      POSITIONS (IN ADDITION TO DIRECTOR OF THE
                                    DIRECTOR OF          COMPANY), COMMITTEE MEMBERSHIPS AND
                                        THE               OFFICES WITH THE COMPANY AND ITS
NAME (AGE)                         COMPANY SINCE                    SUBSIDIARIES
- ----------                         -------------      -----------------------------------------
Edward Guzovsky (69)...............    1995          Member, Audit Committee; Director, USTrust

Brian W. Hotarek (49)..............    1994          Member, Asset Quality and Nominating
                                                       Committees; Director, USTrust

Vikki L. Pryor (42)................    1995          Vice Chairman, Audit Committee; Member,
                                                       Community Reinvestment Committee;
                                                       Director, USTrust

Gerald M. Ridge (67)...............    1982          Member, Asset Quality, Executive,
                                                       Nominating and Steering Committees; Vice
                                                       Chairman and Director, USTrust

William Schwartz (62)..............    1981          Vice Chairman of the Board of Directors of
                                                       the Company; Chairman, Steering Committee;
                                                       Member, Executive Committee; Director,
                                                       USTrust

Edward J. Sullivan (75)............    1995          Member, Asset Quality Committee; Director,
                                                       USTrust

Michael J. Verrochi, Jr. (56)......    1974          Chairman, Nominating Committee; Member,
                                                       Executive and Steering Committees;
                                                       Director, USTrust

Gordon M. Weiner (72)..............    1995          Member, Community Reinvestment Committee;
                                                       Director, USTrust

     Mr. Guzovsky is a Director of Wolf Construction Company in Norwood, Massachusetts and Chairman of JWP New England. Mr. Hotarek has been Senior Vice President, Real Estate and Development for the Stop & Shop Supermarket Company since 1990. Ms. Pryor is Senior Vice President, Operations and Systems for Blue Cross Blue Shield of Massachusetts in Boston, Massachusetts. Prior to joining Blue Cross Blue Shield in 1993, Ms. Pryor served as Director of Credit Insurance Products and Operations for the Sears, Discover, and Sears Mortgage Corporation Division of Allstate Life Insurance Company. Mr. Ridge is a Vice Chairman of USTrust and President of Blue Hill Cemetery and G. M. Ridge Corporation. Mr. Schwartz is Vice President/ Academic Affairs (Chief Academic Officer) of Yeshiva University in New York City. He also serves as Vice Chairman of the Board of Directors of the Company. Mr. Schwartz is of counsel to the New York City law firm of Cadwalader, Wickersham & Taft. Mr. Schwartz is also a Director of Viacom, Inc., Viacom International, Inc., (diversified media, publishing and entertainment holding companies) and of W.C.I. Steel, Inc. (steel manufacturer). Mr. Sullivan has been the Clerk of Courts for Middlesex County, Massachusetts since 1959. Mr. Sullivan also owns an insurance agency and a trucking and snow removal business all based in

Cambridge, Massachusetts. Mr. Verrochi serves as Executive Vice President of Browning-Ferris Industries, Inc. (waste management); Director of American Ref-Fuel, Inc. (refuse to energy); President and Director of Monadnock Mountain Spring Water Inc., Abita Water Co. and EVC Corp. (producers of bottled water); Director, Vice President and Treasurer of VRT Corp. (real estate development and construction); Director of Marshfield Insurance Co., Inc.; Director of Universal Construction Inc.; and as a trustee of several real estate trusts. Mr. Weiner has his own practice as an attorney-at-law in Gloucester, Massachusetts and prior to 1991 was a partner with the law firm of Cahill, Weiner & Conant in Gloucester, Massachusetts.

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Executive Officers and Directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers and Directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of such forms and certain certifications received by it, the Company believes that, during 1995, all such filing requirements applicable to its Executive Officers and Directors were complied with by such individuals.

     There are currently twenty-one Directors of the Company and three vacancies on the Board. Walter A. Guleserian who served as a member of the Board of Directors of the Company since 1985 died in late March, 1996. His term as Director of the Company would have expired in 1997. Mr. Guleserian's death created the third vacancy on the Board.


     The following table sets forth certain information about those Directors of the Company whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for re-election at the Annual Meeting.




                                                   POSITIONS (IN ADDITION TO DIRECTOR
                                     DIRECTOR OF      OF THE COMPANY), COMMITTEE
                                         THE        MEMBERSHIPS AND OFFICES WITH THE      TERM OF OFFICE
           NAME (AGE)               COMPANY SINCE     COMPANY AND ITS SUBSIDIARIES         WILL EXPIRE
           ----------               -------------  ----------------------------------     --------------
Robert M. Coard (68).............       1995       Member, Community Reinvestment           1997
                                                     Committee; Director, USTrust

Domenic Colasacco (47)...........       1990       Executive Vice President of the          1997
                                                     Company; Chairman and President
                                                     of United States Trust Company;
                                                     Member, Community Reinvestment
                                                     Committee

Robert L. Culver (47)............       1993       Chairman, Audit Committee; Member,       1998
                                                     Compensation, Executive and
                                                     Steering Committees; Director,
                                                     USTrust

Alan K. DerKazarian (62).........       1995       Member, Nominating Committee;            1997
                                                     Director, USTrust

Donald C. Dolben (59)............       1995       Member, Asset Quality and                1997
                                                     Compensation Committees;
                                                     Director, USTrust

Neal F. Finnegan (58)............       1993       President and Chief Executive            1998
                                                   Officer of the Company and
                                                     Chairman, President and Chief
                                                     Executive Officer of USTrust;
                                                     Chairman of the Executive
                                                     Committee of United States Trust
                                                     Company; Member, Executive,
                                                     Nominating and Steering
                                                     Committees

Wallace M. Haselton (74).........       1971       Chairman, Compensation Committee;        1998
                                                     Member, Executive and Steering
                                                     Committees; Director, USTrust

Francis X. Messina (66)..........       1988       Member, Compensation Committee;          1997
                                                     Director, USTrust



                                                   POSITIONS (IN ADDITION TO DIRECTOR
                                    DIRECTOR OF       OF THE COMPANY), COMMITTEE
                                        THE         MEMBERSHIPS AND OFFICES WITH THE    TERM OF OFFICE
           NAME (AGE)              COMPANY SINCE      COMPANY AND ITS SUBSIDIARIES       WILL EXPIRE
           ----------              -------------   ----------------------------------   --------------
Sydney L. Miller (66)............       1995       Chairman, Community Reinvestment         1998
                                                     Committee; Member, Audit,
                                                     Executive and Steering
                                                     Committees; Director, USTrust
                                                     and United States Trust Company

Samuel B. Sheldon (76)...........       1969       Member, Audit, Executive and             1997
                                                     Steering Committees; Director,
                                                     USTrust

Barbara C. Sidell (62)...........       1995       Member, Asset Quality Committee;         1998
                                                     Director, USTrust and United
                                                     States Trust Company

James V. Sidell (65).............       1967       Chairman, Executive Committee;           1997
                                                     Director, USTrust and United
                                                     States Trust Company

Paul D. Slater (61)..............       1980       Chairman, Asset Quality Committee;       1998
                                                     Vice Chairman, Compensation
                                                     Committee; Member, Executive and
                                                     Steering Committees; Director,
                                                     USTrust

     Mr. Coard is President and Chief Executive Officer of Action for Boston Community Development, Inc. Mr. Colasacco is Executive Vice President of the Company and Chairman and President of United States Trust Company. Mr. Culver is Senior Vice President and Treasurer of Northeastern University in Boston, Massachusetts. Prior to 1991, Mr. Culver was a partner in the accounting firm of Coopers & Lybrand. Dr. DerKazarian is a practicing Periodontist. Dr. DerKazarian also serves as Vice President of Dental Management Inc. and Dental Services P.C. Mr. Dolben is a Realtor and serves as Chairman of The Dolben Company, Inc., President of William H. Dolben & Sons, Inc. and President of Dolben Equities, Inc. Mr. Finnegan is President and Chief Executive Officer of UST Corp. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust and Chairman of the Executive Committee of United States Trust Company. Prior to joining the Company, Mr. Finnegan served as Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. During the period from 1986 to 1988, he was President and Chief Operating Officer of the Bowery Savings Bank, based in New York City. From 1983 to 1986, Mr. Finnegan was Vice Chairman of Shawmut Corporation. Mr. Finnegan serves as Vice Chairman of the Board of Trustees of Northeastern University. Mr. Haselton, a retired banker, was formerly Chairman of the Board of Key Bancshares of Maine, Inc., a bank holding company. Mr. Messina serves as President of Wildwood Estates of Braintree, Inc. (real estate development, management and leasing) and as President of F.X. Messina Construction Corp. (general contracting and construction). Mr. Miller is President of Harry Miller Co., Inc. and W.E. Palmer Company (manufacturers of industrial canvas products) and serves as a trustee of Northeastern University and several real estate trusts and charitable organizations. Mr. Sheldon is a retired businessman who, before his retirement, served as President of Mark Fore Industries, a division of Beatrice Foods Company. Ms. Sidell is an attorney who has served as a Director of various subsidiaries of the Company since 1969. Mr. Sidell is Director and President of Pomme Frite, Inc. in Cambridge, Massachusetts. Prior to April 1, 1993, Mr. Sidell was President and Chief Executive Officer of the Company. See "Certain Transactions and Indebtedness" below for additional information concerning Mr. Sidell. Mr. Slater is a private investor who previously served as the Chairman and Chief Executive Officer of The Slater Company, a real estate and finance firm based in Boston, Massachusetts. Mr. Slater now serves as President of Naples Downtown Corp. in Naples, Florida.

     Except as indicated above, each Director has been employed during the past five years in his/her respective positions.

     In case any person or persons named herein for election as a Director is or are not available for election at the Annual Meeting, Proxies in the accompanying form may be voted for a substitute nominee or nominees, as well as (in the absence of contrary instructions) for the balance of those named herein. The Board of Directors has no reason to believe that any of the nominees for election as Directors will be unavailable.

              OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Company's Board of Directors has an Audit Committee, Steering Committee, Compensation Committee, Nominating Committee, Community Reinvestment Committee, Executive Committee and Asset Quality Committee. Members of each committee consist of Directors of the Company except that the Audit Committee and Community Reinvestment Committee also include Directors of banking subsidiaries of the Company.

     The Audit Committee reviews examinations of the Company and its subsidiaries that are conducted by regulatory agencies, reviews the results of audits of the Company and its subsidiaries by internal audit staff and independent auditors, and monitors implementation of recommendations with respect to internal controls and compliance that may be made from time to time. It also reviews risks related to litigation against the Company and the activities and reports of the internal Loan Review Department of the Company and its subsidiaries. There were eight meetings of the Audit Committee during 1995. Mr. Culver serves as Chairman and Ms. Pryor serves as Vice Chairman of the Committee. Messrs. Guzovsky, Miller, David Engelson (Director of UST Bank/Connecticut), and Arthur Gillis (Director of United States Trust Company) also currently serve on the Audit Committee. Mr. Sheldon served as a member of the Committee throughout 1995, but ceased to be a member in March, 1996.

     The Steering Committee is a newly constituted Committee which replaced the Oversight Committee in September of 1995 after the Company and its banking subsidiaries were released from its agreements and orders with banking regulatory agencies. The Steering Committee is authorized to act on behalf of the Board and to exercise all of the powers of the full Board of Directors when the Board is not in session, except as limited by Massachusetts law. The Committee met two times in 1995. The current members of the Steering Committee are Messrs. Schwartz (Chairman), Culver, Finnegan, Haselton, Miller, Ridge, Sheldon, Slater and Verrochi.

     The Compensation Committee has five members. Mr. Haselton serves as Chairman and Mr. Slater serves as Vice Chairman of the Committee. Messrs. Culver, Dolben and Messina also currently serve on the Committee. The Committee considers and, when appropriate, makes determinations or recommendations to the Board regarding employee and Director compensation (including employee and Director stock compensation) matters. The Committee met nine times in 1995.

     The Nominating Committee recommends candidates to fill vacancies on the Boards of Directors of the Company and its subsidiaries, as well as a slate of Directors of the Company for election by stockholders at the Annual Meeting. Its activities also include evaluation of the size and composition of the Boards of Directors of the Company and its subsidiaries. There was one meeting of the Nominating Committee during 1995. Messrs. Verrochi (Chairman), DerKazarian, Finnegan, Hotarek and Ridge currently serve on the Nominating Committee. Mr. Guleserian also served on the Committee throughout 1995 and in 1996 until his death in March.

     The Nominating Committee considers candidates for Director of the Company recommended by stockholders of the Company. Stockholders desiring to suggest candidates for the 1997 Annual Meeting should advise Eric R. Fischer, Executive Vice President, General Counsel and Clerk of the Company in writing at 40 Court Street, Boston, MA 02108 on or before December 26, 1996 and include sufficient biographical material to permit an appropriate evaluation. The Nominating Committee is currently in the early stages of evaluating the qualifications of several individuals who have been suggested by current Directors as potential nominees to fill the three vacancies on the Board.

     In 1990, the Company established a Community Reinvestment Committee whose current members are Messrs. Miller (Chairman), Coard, Colasacco, Weiner, Paul Ambrose (Director of UST Bank/Connecticut), Arthur Snyder (Director of United States Trust Company), and Ms. Pryor. Walter E. Huskins, Jr., a Director and Acting President of UST Bank/Connecticut also attends these meetings on behalf of UST Bank/Connecticut. Representatives of UST Bank/Connecticut report periodically to the Committee. The Committee held two meetings in 1995. The Community Reinvestment Committee reviews the Company's activities to ascertain whether the Company's banking subsidiaries are taking appropriate actions to assess and to help to meet the credit-related needs of the local communities served by the Company's banking subsidiaries.

     The current members of the Company's Executive Committee are Messrs. Sidell (Chairman), Culver, Finnegan, Haselton, Miller, Ridge, Schwartz, Sheldon, Slater and Verrochi. The Executive Committee is authorized to act in an advisory capacity to management and the Board with respect to marketing, customer relations, promotional issues and certain credit-related matters. The Executive Committee held no meetings in 1995 and is scheduled to be dissolved on June 30, 1996.

     In 1993, the Board established an Asset Quality Committee to oversee management's efforts to reduce the level of the Company's non-performing assets. The Committee met eleven times in 1995. It is chaired by Mr. Slater and its members include Messrs. Dolben, Hotarek, Ridge and Sullivan, and Ms. Sidell.

     During 1995, there were twelve meetings of the Board of Directors of the Company. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he served.

DIRECTORS' FEES AND OTHER COMPENSATION


     Directors of the Company who are not otherwise full time Officers or employees of the Company or any of its subsidiaries are paid a fee of $250 for each meeting of the Company's Board they attend, plus an annual stipend which in 1995 was $15,000. In addition, in 1995, Directors (other than full-time employees of the Company) received the following additional committee fees:


    (i) Steering Committee..........  $250 per meeting (except Chairman who receives
                                        $500 per meeting)

   (ii) Nominating Committee........  $500 per meeting

  (iii) Audit Committee.............  $250 per meeting (except Chairman who receives
                                        $500 per meeting and $500 per diem for work
                                        on committee matters when a meeting is not
                                        held)

   (iv) Compensation Committee......  $250 per meeting (except Chairman who receives
                                        $500 per meeting and $500 per diem for work
                                        on committee matters when a meeting is not
                                        held)

    (v) Asset Quality Committee.....  $250 per meeting (except Chairman who receives
                                        $500 per meeting)

   (vi) CRA Committee...............  $250 per meeting (except Chairman who receives
                                        $500 per meeting)

  (vii) Executive Committee.........  $250 per meeting (except Chairman who receives
                                        $500 per meeting)

 (viii) Oversight Committee.........  $1,000 per month (through September 19, 1995)

     Instead of receiving a retainer or meeting fees, in 1995 Mr. Ridge received $55,000 for services performed in his capacity as Vice Chairman of USTrust.

     At the Annual Meeting of Stockholders in 1995, the 1995 Directors' Stock Option Plan was approved by the Company's stockholders. Pursuant to that Plan, outside Directors of the Company and USTrust received options to acquire shares at the market price ($12.875) on the date of the meeting, May 16, 1995. Options were granted as follows: individuals who were Directors of both the Company and USTrust received 7,500 options; individuals who were Directors of the Company only received 5,100 options; individuals who were honorary Directors of the Company only received 4,500 options; and individuals who were Directors of USTrust only received 3,000 options. These options become exercisable as follows: one-third when the per-share fair market value of the Stock reaches a level at least three dollars higher than on the date of grant ($15.875); one-third when the per-share fair market value of the Stock reaches a level at least six dollars higher than on the date of grant ($18.875); and one-third when the per-share fair market value of the shares reaches a level at least nine dollars higher than on the date of grant ($21.875). In any event, the options are fully exercisable three years from the date of grant or May 16, 1998. In addition to the foregoing, in February 1996, the Board of Directors approved the 1996 Directors' Stock Option Plan for which stockholder ratification and approval is sought at this meeting (see Notice Item No. 2). This Plan would grant outside Directors of the Company 5,000 immediately exercisable options at the market price on the date of the Annual Meeting of Stockholders, May 21, 1996.

     The Company also maintains a deferred compensation program which covers Directors of the Company and Directors of any subsidiary of the Company whose Board of Directors elects to participate. Under this program, Directors may elect to defer all or any portion of their Directors' meeting fees and annual stipend. Each participant is treated as a general, unsecured creditor of the Company and has the right to receipt of his other deferred compensation upon termination of Director status. Payments of the deferred amounts are made either in cash or shares of Common Stock of the Company at the discretion of the Company's management.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables that appear below, together with the accompanying text and footnotes, provide information on compensation and benefits for the named Executive Officers, as determined by requirements of the Securities and Exchange Commission. Except for the information regarding individual stock option exercises, all the data regarding values for stock options and grants of Restricted Stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with the Company and the price of the Common Stock. All 1995 year-end values shown in these tables for outstanding stock options and restricted shares reflect a $14.50 price, which was the closing price of the Common Stock for December 29, 1995, as reported in the Nasdaq section of the Eastern Edition of The Wall Street Journal.


     The following table displays compensation information for the past three fiscal years for each of the named Executive Officers:

                           SUMMARY COMPENSATION TABLE


                                                                       LONG TERM
                                                                     COMPENSATION
                                                               -------------------------
                                                                        AWARDS
                                                               -------------------------
                                                               RESTRICTED     SECURITIES
                                     ANNUAL COMPENSATION         STOCK        UNDERLYING      ALL OTHER
                                  --------------------------    AWARD(S)       OPTIONS/      COMPENSATION
                                  YEAR   SALARY $   BONUS $      ($)(A)        SARS(#)          ($)(B)
                                  ----   --------   --------   ----------     ----------     ------------
Neal F. Finnegan,(C)............  1995   $314,851   $150,000    $ 604,688(C)    150,000(C)      $3,669
  President and Chief Executive   1994   $314,748         --    $  50,002(C)    200,000         $1,607
  Officer of the Company          1993   $264,808   $ 40,000    $ 517,500       150,000         $2,250

Domenic Colasacco,(D)...........  1995   $236,735   $575,000           --            --         $3,669
  Executive Vice President/Trust  1994   $238,254   $575,000           --            --         $1,607
  and Investment Management       1993   $236,092   $579,287           --            --         $2,247
  of the Company; Chairman
  and President, United States
  Trust Company

Robert T. McAlear,(E)...........  1995   $212,460   $ 40,000           --            --         $3,669
  Executive Vice President/       1994   $212,450         --    $  92,250        30,300         $1,607
  Controlled Loans and Credit     1993   $211,916         --           --            --         $1,837
  of the Company

Walter E. Huskins, Jr.,(F)......  1995   $213,060   $ 15,000           --            --         $3,669
  Executive Vice President/       1994   $213,050         --    $ 123,000        76,000         $1,607
  Administration of the Company   1993   $ 86,515         --           --            --             --

Kathie S. Stevens(G)............  1995   $202,551   $ 15,000           --            --         $3,669
  Executive Vice President        1994   $202,611         --    $  20,500        63,000         $1,607
  and Senior Lending Officer      1993   $200,327   $ 15,000           --            --         $1,900
  of the Company

- ---------------
(A) The 1994 values reflect a Common Stock closing price of $10.25 on November 29, 1994, the date the awards to Ms. Stevens and Messrs. McAlear and Huskins were made. With respect to Mr. Finnegan's 1994 and 1995 award see footnote C below. The 1993 values reflect a Common Stock closing price of $8.625 on April 20, 1993, the date the award to Mr. Finnegan was made. As of December 31, 1995 each of the named Executive Officers held the following number of shares of Restricted Stock having the corresponding year-end market value:

                                                                 AS OF DECEMBER 31, 1995
                                                               ---------------------------
                                                                   TOTAL
                                                                  NUMBER         AGGREGATE
                                                               OF RESTRICTED      MARKET
        NAME                                                    SHARES HELD        VALUE
        ----                                                   -------------     ---------
        Neal F. Finnegan.....................................      65,000        $ 942,500
        Domenic Colasacco....................................           0                0
        Robert T. McAlear....................................       3,000        $  43,500
        Walter E. Huskins, Jr................................       4,000        $  58,000
        Kathie S. Stevens....................................         666        $   9,657

    These shares are forfeitable to the Company and subject to restrictions on transfer. Upon grant the recipient has full voting and dividend rights with respect to all shares granted. Other than the January 1995 grant to Mr. Finnegan described in footnote C below, the shares of Restricted Stock vest over periods which vary from two to five years, subject to acceleration in the event of a "change of control" of the Company. The grants to Messrs. McAlear, Huskins, and Ms. Stevens vest over periods of approximately two years and two months. The grant to Mr. Finnegan of 5,195 shares shown in the Summary Compensation Table for 1994 and described in footnote C below is not reflected on the table above and vested in approximately 60 days. The other grants to Mr. Finnegan vest over three years.

(B) The amounts reported for 1995 for each of the named Executive Officers consist of (i) allocations under the Company's Employee Stock Ownership Plan to Messrs. Finnegan, Colasacco, McAlear and Huskins and Ms. Stevens of $1,728 and (ii) allocations under the Company's Employee Savings Plan to Messrs. Finnegan, Colasacco, McAlear and Huskins and Ms. Stevens of $1,941.

(C) The Company entered into an Employment Agreement with Mr. Finnegan effective November 21, 1995 and ending January 4, 1999, and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. Pursuant to this Agreement, Mr. Finnegan receives a base salary of $360,000 and received stock compensation described herein. The $604,688 Restricted Stock award to Mr. Finnegan was calculated at $13.4375 per share, the fair market value on the date of grant, while the 150,000 options were granted at $13.4375 per share, also the fair market value on the date of grant. See "Employment Agreements." Mr. Finnegan previously had a three year Employment Agreement with the Company, dated as of April 1, 1993, pursuant to which Mr. Finnegan received a base salary of $300,000 and received stock-based compensation described herein. The $50,002 Restricted Stock award to Mr. Finnegan reported for 1994 was paid in early 1995, but was intended to compensate him for his performance in 1994. The award was based on a price per share of common stock of $9.625 per share which reflects the closing price of the Company's common stock on December 20, 1994.

(D) Through June 30, 1994, Mr. Colasacco had an incentive arrangement pursuant to which he received a percentage of pre-tax income, as defined, of the Asset Management Division of United States Trust Company. As of January 1, 1995, the Company and USTC, entered into a two and one-half year Employment Agreement with Mr. Colasacco which is described under "Employment Agreements." Although the Employment Agreement was entered into as of January 1, 1995, the revised revenue sharing arrangement was effective as of July 1, 1994.

(E) Mr. McAlear entered into a two-year Employment Agreement with the Company dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. See "Employment Agreements." Throughout 1995, Mr. McAlear was employed under a prior Employment Agreement with the Company and USTrust dated July 11, 1990 which is now superseded by the new agreement.

(F) Mr. Huskins entered into a restated and amended two-year Employment Agreement with the Company dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. See "Employment Agreements." Throughout 1995, Mr. Huskins was employed under a two-year Employment Agreement with the Company dated October 24, 1994.

(G) Ms. Stevens entered into a two-year Employment Agreement with the Company dated February 1, 1996 and thereafter continuing to run year-to-year unless terminated in writing by either party upon 60-day notice. See "Employment Agreements." Prior to this Agreement, Ms. Stevens did not have an Employment Agreement with the Company or its subsidiaries.

                            STOCK-BASED COMPENSATION

     The Stock Compensation Plan originally adopted in 1992, as amended to date, provides for granting of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock Awards or a combination of the foregoing as a means through which the Company may attract and retain highly qualified Officers and attract and encourage able persons to enter into and remain in its employ. The Plan is designed to encourage key employees of the Company and its subsidiaries to acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting the identity of interests between shareholders and key employees.


     The following table provides details regarding stock options granted to the named Executive Officers in 1995 under the Stock Compensation Plan. In addition, in accordance with SEC rules, this table shows hypothetical gains on a pre-tax basis or "option spreads" that would exist for the respective options granted in 1995 for the named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full option term.

                             OPTION GRANTS IN 1995


                                            INDIVIDUAL GRANTS
                       -----------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                         % OF                                        AT ASSUMED ANNUAL RATES
                        NUMBER OF       TOTAL                                            OF STOCK PRICE
                       SECURITIES      OPTIONS                MARKET                    APPRECIATION FOR
                       UNDERLYING     GRANTED TO  EXERCISE   VALUE ON                    OPTION TERM(C)
                         OPTIONS      EMPLOYEES    PRICE    GRANT DATE  EXPIRATION  --------------------------
                       GRANTED (#)     IN 1995    ($/SH.)   ($/SH.)(B)     DATE     0%      5%        10%
                       -----------    ----------  --------  ----------  ----------  ---  --------  -----------
Neal F. Finnegan.......   150,000(A)     91.41%   $13.4375   $13.4375     01/21/01  $ 0  $577,942  $1,282,680
Domenic Colasacco......         0           --          --         --           --   --        --          --
Robert T. McAlear......         0           --          --         --           --   --        --          --
Walter E. Huskins,
  Jr. .................         0           --          --         --           --   --        --          --
Kathie S. Stevens......         0           --          --         --           --   --        --          --

- ---------------
(A) Options vest over three years, that is, 50,000 shares on each of January 2, 1996, January 2, 1997 and January 2, 1998.

(B) Closing price of Common Stock of the Company on the date of grant.

(C) Realizable value represents the difference between the assumed stock price at the expiration date and the exercise price.


     The following table shows stock option exercises by the named Executive Officers during 1995, including the aggregate value realized upon exercise. "Value realized upon exercise" represents the excess of the closing price of the Common Stock on the date of exercise over the exercise price. In addition, this table includes the number of shares remaining unexercised underlying both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of December 31, 1995. Also reported are the values of "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock of $14.50.


                    AGGREGATED OPTION EXERCISES IN 1995 AND
                          YEAR-END 1995 OPTION VALUES


                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED,
                                                       UNDERLYING UNEXERCISED          IN-THE-MONEY, OPTIONS
                           SHARES                    OPTIONS AT FISCAL YEAR END          AT FISCAL YEAR END
                          ACQUIRED       VALUE      ----------------------------    ----------------------------
                         ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                         -----------    --------    -----------    -------------    -----------    -------------
Neal F. Finnegan........    65,000      $434,375      285,000         150,000        $1,482,500       $159,375
Domenic Colasacco.......        --      $     --        3,360             840        $   28,320       $  7,080
Robert T. McAlear.......        --      $     --       46,050              --        $   27,667       $      0
Walter E. Huskins,
  Jr....................        --      $     --       76,000              --        $  361,000       $      0
Kathie S. Stevens.......        --      $     --       79,500           5,050        $  423,000       $ 32,350


                              RETIREMENT BENEFITS

     The following table presents the years of service to the Company and the 1995 remuneration covered by the Company's Pension Plan and Supplemental
Retirement Benefit Plan for the five Executive Officers with regard to whom information is provided in the Executive Compensation Table.


                                                                   CURRENT            COVERED
                                                               YEARS OF SERVICE     REMUNERATION
                                                               ----------------     ------------
    Neal F. Finnegan.........................................          3              $300,675
    Domenic Colasacco........................................         22              $225,375
    Walter E. Huskins, Jr. ..................................          2              $200,000
    Robert T. McAlear........................................          5              $203,900
    Kathie S. Stevens........................................         10              $191,500


     The following table reflects annual single life annuity retirement benefits payable (before deduction for Social Security benefits) to persons in specified
"final average" base salary and years of service classifications.


                                                                   YEARS OF SERVICE
                                                         -------------------------------------
    BASE SALARY                                             15           20        25 AND OVER
    -----------                                          ---------    ---------    -----------
    $100,000...........................................  $  30,000    $  40,000     $  50,000
     125,000...........................................     37,500       50,000        62,500
     150,000...........................................     45,000       60,000        75,000
     175,000...........................................     52,500       70,000        87,500
     200,000...........................................     60,000       80,000       100,000
     225,000...........................................     67,500       90,000       112,500
     250,000...........................................     75,000      100,000       125,000
     300,000...........................................     90,000      120,000       150,000
     400,000...........................................    120,000      160,000       200,000
     450,000...........................................    135,000      180,000       225,000

     To the extent that benefits cannot be provided under the Pension Plan or certain other retirement plans of the Company because of the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code on the amount of such benefits payable, any balance of benefits otherwise payable under such plans will be provided by the Company to eligible Officers pursuant to a Supplemental Retirement Benefits Plan adopted by the Board of Directors. As of December 31, 1995, all individuals named in the Summary Compensation Table were covered by the Supplemental Retirement Benefits Plan.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     This Report reflects the Company's compensation philosophy and resulting actions taken by the Company for 1995, as shown in the various compensation tables above. The Compensation Committee either approves or recommends to the Board of Directors payment amounts and award levels for Executive Officers of the Company and its affiliates. Directors who were also Executive Officers did not participate in votes concerning their own remuneration or plans under which they were eligible to receive any benefits.

     Compensation of Executive Officers of the Company has been designed generally to (i) compensate Officers based upon corporate, business unit and individual performance; (ii) motivate key senior Officers to achieve strategic business initiatives and reward them for their achievement; (iii) provide salary arrangements which are comparable to those of the Company's competitors, as described below under "Salary;" and (iv) align the interests of executives with the long-term interests of stockholders through award opportunities that can result in the ownership of Common Stock. The Committee does not at present, however, have any specific target level of Common Stock ownership.

     Generally, (except as noted below with respect to the key executives of USTC's Asset Management Division) as an executive's level of responsibility increases, a greater portion of potential total compensation tends to be based upon performance incentives and less on salary and employee benefits, often causing greater variability in the individual's absolute compensation level from year to year. Generally, the higher one rises in the organization, the greater the mix of compensation shifts to reliance on the Common Stock through stock-based awards. Specific compensation and award levels, however, are not determined by any specific formulas, but rather by the Compensation Committee, using its discretion and considering subjective criteria. Mr. Colasacco and the other key executives of USTC's Asset Management Division are compensated primarily through a cash-based, revenue sharing arrangement which is generally based upon gross revenues earned by the Division. See "Employment Agreements" below with respect to Mr. Colasacco's Employment Agreement.

     At present, executive compensation generally is comprised of salary, cash bonuses (in years in which the Company has, in the discretion of the Compensation Committee, satisfactory net earnings or the individual executive has made an unusual and meaningful contribution to the Company but without applying any specific formula), cash incentive compensation payments, long-term incentive opportunities in the form of stock options and restricted stock.

     Over the three years since Mr. Finnegan joined the Company in April, 1993, he has selected a senior management team composed of newly-hired and previously employed members of the Executive Policy Committee to direct the activities of the Company. See "Executive Officers of the Company" below for a full listing of the current Executive Policy Committee members' names, principal responsibilities and backgrounds. The Compensation Committee has granted substantial stock compensation to Mr. Finnegan and the other members of the Executive Policy Committee of the Company in order to align more closely the economic interests of these Officers with those of the Company's stockholders.

GENERAL BACKGROUND

     As indicated in the Five-Year Stockholder Return comparison, which is found at the end of the discussion of Compensation of Executive Officers, the five-year performance (including reinvestment of dividends) of the Company's Common Stock has lagged behind the Keefe, Bruyette & Woods ("KBW") New England Bank Index. The performance of the Company's Common Stock has also lagged behind the Standard & Poor's 500 Index during the past five years except for 1995 when the Company's performance was approximately equal to the performance of the Standard & Poor's 500 Index.

     The following is a discussion of the Compensation Committee's bases for Mr. Finnegan's compensation reported for 1995, and its general policies with respect to the other Executive Officers named in the Summary Compensation Table. Mr. Finnegan served as Chief Executive Officer throughout 1995.

SALARY

     The Company entered into a new Employment Agreement with Mr. Finnegan as of November 21, 1995. The Employment Agreement increased Mr. Finnegan's base salary from $300,000 to $360,000. Based upon salary surveys of approximately 35 similarly-sized regional and national bank holding companies provided to the Compensation Committee, and advice provided by the Company's independent employee benefit and compensation consultants, this base salary was and continues to be at a level consistent with the base salaries of Chief Executive Officers of the banks and bank holding companies surveyed.

     With respect to the compensation of the other Executive Officers named in the Summary Compensation Table, the Compensation Committee, in addition to other criteria, utilizes industry salary surveys referred to in the preceding paragraph in order to determine the range of base salaries for various positions. As a general rule, the Committee has aimed to set Executive Officer salaries in the 75th percentile of salaries for comparable positions in this group.

BONUS AWARD

     Mr. Finnegan received a $150,000 cash bonus in late 1995 to reflect his performance during 1995 (and which is reflected in the Summary Compensation Table), based upon a subjective determination of the Compensation Committee, considering in particular Mr. Finnegan's success in substantially improving the earnings of the Company, reducing the nonperforming assets of the Company in 1995, completing assembly of a new senior management team, and the fact that all regulatory orders and agreements previously imposed on the Company and its subsidiary banks were removed in 1995. Mr. Finnegan also received a 5,195 share Restricted Common Stock bonus in early 1995 to reflect his performance in 1994. No profit-sharing grant under the UST Corp. Employee Savings Plan (other than the distribution of forfeitures) was made to any employee by the Board of Directors in 1995.

1995 STOCK AWARDS

     The Company's Stock Compensation Plan, approved by stockholders in 1992, permits the granting of several different types of stock-based awards. The Company's 1989 Restricted Stock Bonus Award Program permits the granting of awards of restricted stock. Prior to 1995, stock options were granted to certain Executive Officers and key employees under the 1992 Stock Compensation Plan and all awards of restricted stock were made under the 1989 Restricted Stock Bonus Award Program. Mr. Finnegan was granted an aggregate of 150,000 options exercisable within five years and 60 days to acquire Common Stock and 60,000 shares of Restricted Common Stock during 1993. In January 1994, the Company also granted Mr. Finnegan options for 200,000 shares of Common Stock. In 1995, the Company granted Mr. Finnegan an additional 5,195 shares of Restricted Common Stock under the 1989 Bonus Award Program and a $150,000 cash bonus (see "Bonus Award," above). Also in 1995, Mr. Finnegan was granted an aggregate of 150,000 options to acquire Common Stock and 45,000 shares of Restricted Common Stock under the 1992 Stock Compensation Plan. Other than these bonus awards granted in 1995, the compensation awarded to Mr. Finnegan was negotiated by the Company in connection with Mr. Finnegan's assumption of his duties as President and Chief Executive Officer of the Company and his entry into his November 1995 Employment Agreement with the Company. See "Employment Agreements."

LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Internal Revenue Code was amended in 1993 to disallow deductions on annual compensation in excess of $1,000,000 for certain executives of public companies, beginning in 1994. The Compensation Committee accordingly amended the Stock Compensation Plan, imposing a per-employee limit on annual grants, which was approved by the Company's Stockholders at the 1994 Annual Meeting. The Compensation Committee has caused all of the Company's employee benefit plans to be reviewed with respect to this matter and it appears that the short-term impact of this law on the Company is not likely to be material. The Compensation Committee is monitoring the impact of this law on an annual basis, taking into consideration both the benefits of favorable tax treatment for the Company, and the necessity for the Compensation Committee to have the discretion to take appropriate steps to further its executive compensation philosophy and honor existing contractual obligations.

     This Report was submitted by the Compensation Committee which is comprised of the following Directors, none of whom are full-time employees of the Company or any of its subsidiaries:

                                          Wallace M. Haselton, Chairman
                                          Paul D. Slater, Vice Chairman
                                          Robert L. Culver
                                          Donald C. Dolben
                                          Francis X. Messina

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the following persons served for a portion or all of the year on the Compensation Committee: Robert L. Culver, Donald C. Dolben, Wallace M. Haselton, Francis X. Messina, and Paul D. Slater.

     Officers and Directors of the Company, and their associates, are customers of the Company and its subsidiaries and, as such, may have obtained loans and loan commitments in excess of $60,000. All such loans and loan commitments outstanding since the beginning of the last fiscal year, other than as noted below, were made in the ordinary course of business by the Company's banking subsidiaries and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable terms.

     The members of the Compensation Committee, and their respective associates, may have had an interest in certain transactions involving the Company or its subsidiaries during 1995. In addition to loan transactions and other customer transactions, during the past fiscal year the Company and its subsidiaries have used products or services of, and have had other transactions with, various organizations with which Officers and Directors of the Company are affiliated. The amounts involved have in no case been material in relation to the business of the Company and its subsidiaries and it is believed that they have not been material in relation to the business of such other organizations or to the individuals concerned. It is expected that in the future the Company and its subsidiaries will continue to have transactions similar to those described in this paragraph.

     At December 31, 1995, loans to Director Messina or to his affiliated companies in the amount of approximately $6 million out of a total of approximately $16.3 million were characterized as Substandard, in the Company's internal risk rating profile. Under the Company's definition, Substandard Assets are characterized by the distinct possibility that some loss will be sustained if the credit deficiencies are not corrected. However, the Substandard classification does not necessarily imply ultimate loss for each individual asset so classified. Total loans to Mr. Messina and his related interests, at their highest point in 1995, aggregated approximately $17.3 million. The amount outstanding as of March 31, 1996 was approximately $16 million. All loans to Director Messina are variable rate loans. Interest rates on these loans are USTrust's base rate plus 1%.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following table compares the total return on the Company's Common Stock over the last five years to the Keefe, Bruyette & Woods ("KBW") New England Bank Index and the Standard & Poor's 500 Index ("S&P 500"). The KBW New England Bank Index is comprised of approximately 18 commercial and savings banks located within the five New England states and ranging in asset size from approximately $400 million to $3 billion. The Company has decided to include comparisons to this index, which only first became available in 1994, because it provides a closer comparison to the Company as it is entirely an index of smaller New England banks and bank holding companies with similar geographical, size and market characteristics. Most banks that use the KBW New England Bank Index also compare themselves to the S&P 500. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.


                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                  Among UST Corp., Standard & Poor's 500 Index
                         and KBW New England Bank Index
                         Fiscal Year Ending December 31

                                [PASTE UP CHART]

- -------------------------------------------------------------------------------------------------------------
                                         1990        1991        1992        1993        1994        1995
- -------------------------------------------------------------------------------------------------------------
 UST Corp.                              $100.00     $102.17     $141.17     $157.89     $152.32     $216.22
                                      -----------------------------------------------------------------------
 Standard & Poor's 500 Index            $100.00     $130.34     $140.25     $154.33     $156.42     $214.61
                                      -----------------------------------------------------------------------
 KBW New England Bank Index             $100.00     $175.57     $308.34     $411.65     $414.42     $646.81
- -------------------------------------------------------------------------------------------------------------

                             EMPLOYMENT AGREEMENTS

     Mr. Finnegan, President and Chief Executive Officer of the Company, has an Employment Agreement with the Company dated as of November 21, 1995. The Employment Agreement was effective November 21, 1995 and ends on January 4, 1999 and provides that Mr. Finnegan will serve as President and Chief Executive Officer of the Company. Mr. Finnegan is paid a base salary of $360,000 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits made available to other senior executives. Mr. Finnegan has received under the Employment Agreement, as amended, 45,000 shares of Restricted Common Stock which vest over a three-year period and an aggregate of 150,000 options to acquire the Company's Common stock at the exercise prices shown in the tables above. In addition, Mr. Finnegan received under his prior Employment Agreement, as amended, 60,000 shares of Restricted Common Stock of which 40,000 shares have vested and 20,000 shares will vest on April 20, 1996, and an aggregate of 350,000 options to acquire the Company's Common Stock. Mr. Finnegan has agreed to a non-competition provision in the Agreement. In the event of a Change-in-Control of the Company during the term of the Employment Agreement, Mr. Finnegan may elect (i) to terminate this Agreement and receive a payment equal to 2.99 times his "base amount" as defined under Section 280G(b)(3) of the Internal Revenue Code or, (ii) should his termination be involuntary, to receive the same payment and certain other entitlements. Should Mr. Finnegan have any unvested shares of Restricted Stock or stock options at the time of a Change-in-Control, vesting of all such shares shall be accelerated and he will have the right if other employees can have their options or Restricted Stock cashed out, to likewise cash out on the same basis and at the same time as such other employees.

     Mr. Colasacco, Executive Vice President of the Company and Chairman and President of USTC, has entered into an Employment Agreement with USTC and joined in by the Company, dated as of January 1, 1995. The Employment Agreement has a two and one-half year original term and (unless terminated by Mr. Colasacco by giving the Company and USTC six months prior notice) successive six month renewal terms thereafter. In the event, however, that a Triggering Event or change in ownership of USTC or the Company (as defined in the Employment Agreement) occurs during the original term or a renewal term, a new, approximately three-year term will be triggered and Mr. Colasacco will receive in exchange for an extension of his employment period and the related non-competition agreement, the portion allocated to him of a Formula Payment, as defined in the Employment Agreement, based upon USTC's Asset Management Division's revenues during the year preceding the Triggering Event. Mr. Colasacco's current base salary is $225,375 per annum. Under the Employment Agreement, the key managers of the Asset Management Division of USTC, currently five in number, will receive an aggregate share of the Division's revenues and will determine as a group the share of revenues allocated to individual managers, including Mr. Colasacco. The key manager group, subject to generation of adequate revenues, is also empowered to change Mr. Colasacco's base annual salary.

     Mr. McAlear, Executive Vice President/Controlled Loans and Credit of the Company and Vice Chairman of USTrust, entered into a two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues to run year-to-year unless terminated in writing by either party upon 60-day notice. Under the terms of the Employment Agreement, Mr. McAlear is paid a base salary of $203,900 per annum subject to discretionary increases, is eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Since joining the Company in 1990, Mr. McAlear has also received an aggregate of 9,000 shares of Restricted Common Stock and aggregate options to purchase 71,050 shares of the Company's Common Stock at an average purchase price of $10.3640 per share. Under the terms of the Employment Agreement, Mr. McAlear has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, in the event there is a change-of-control of the Company (as defined in the Employment Agreement) and Mr. McAlear is not offered continued employment in a similar position with the successor entity, Mr. McAlear will be entitled to a severance payment equal to two times his then current annual base salary for the then most recent year.

     Mr. Huskins, Executive Vice President/Administration of the Company, entered into a restated and amended two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues to run year-to-year unless terminated in writing by either party upon 60-day notice. Under the terms of the Employment Agreement, Mr. Huskins is paid a base salary of $200,000 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Since joining the Company in 1993, Mr. Huskins has also received an aggregate of 12,000 shares of Restricted Common Stock and aggregate options to purchase 86,000 shares of the Company's Common Stock at an average purchase price of $10.2224 per share. Under the terms of the Employment Agreement, Mr. Huskins has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, in the event there is a change-of-control of the Company (as defined in the Employment Agreement) and Mr. Huskins is not offered continued employment in a similar position with the successor entity, Mr. Huskins will be entitled to a severance payment equal to two times his then current annual base salary for the then most recent year.

     Ms. Stevens, Executive Vice President and Senior Lending Officer of the Company and Vice Chairman of USTrust, entered into a two-year Employment Agreement with the Company, dated February 1, 1996, which thereafter continues to run year-to-year unless terminated in writing by either party upon 60-day notice. Under the terms of the Employment Agreement, Ms. Stevens is paid a base salary of $191,500 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Since joining the Company in 1985, Ms. Stevens has also received an aggregate of 12,000 shares of Restricted Common Stock and aggregate options to purchase 89,550 shares of the Company's Common Stock at an average purchase price of $9.3767 per share. Under the terms of the Employment Agreement, Ms. Stevens has also agreed to certain non-solicitation and confidentiality provisions. In addition, under the Employment Agreement, in the event there is a change-of-control of the Company (as defined in the Employment Agreement) and Ms. Stevens is not offered continued employment in a similar position with the successor entity, Ms. Stevens will be entitled to a severance payment equal to two times her then current annual base salary for the then most recent year.

                     CERTAIN TRANSACTIONS AND INDEBTEDNESS

     As described above under "Compensation Committee Interlocks and Insider Participation," the Company and its subsidiaries had certain lending and other transactions and relationships with Directors, Officers and 5% stockholders of the Company, and their associates, during 1995.

     The Company and James V. Sidell, a current Director and former President and Chief Executive Officer of the Company, entered into a three year Transition Agreement in 1993 at the time of Mr. Sidell's retirement as an Officer of the Company. The consulting period called for by the Transition Agreement terminates on June 30, 1996. The Company and Mr. Sidell disagree as to the interpretation of certain provisions of the Transition Agreement. In general such matters involve: (i) whether Mr. Sidell's obligations not-to-compete with and not to disparage the reputation of the Company terminate on June 30, 1996; (ii) whether an insurance premium and country club fees and assessments billed during the first half of 1996 but related to all of 1996 (in the aggregate amount of less than $47,000) should be fully reimbursed or 50% reimbursed by the Company; and
(iii) certain other ancillary issues. On April 9, 1996 Mr. Sidell, through his legal counsel, made a formal demand on the Company under Section 11 of Chapter 93A of the Massachusetts General Laws seeking the amounts referred to in (ii) above, multiple damages, reasonable attorneys' fees and costs related to this matter. The Company will evaluate this claim with its legal counsel and respond to Mr. Sidell in a timely manner.

                       APPROVAL OF 1996 STOCK OPTION PLAN
                                 FOR DIRECTORS
                                (NOTICE ITEM 2)

     The Company's 1996 Stock Option Plan for Directors (the "1996 Director Option Plan") was adopted by the Board of Directors of the Company on February 20, 1996. This Plan is in addition to the 1995 Stock Option Plan for Directors approved by stockholders on May 16, 1995 and described previously under the caption "Directors' Fees and Other Compensation." The 1996 Director Option Plan is designed to advance the Company's interest by enhancing its ability to attract and retain non-employee Directors and to align the interest of those Directors more closely with stockholders. Stockholders of the Company are being requested to approve the 1996 Director Option Plan at the Annual Meeting. The following summary of the 1996 Director Option Plan is qualified in its entirety by the full text of the 1996 Director Option Plan that appears as Exhibit A attached to this Proxy Statement.

     Pursuant to the 1996 Director Option Plan, each individual who is a Director as of May 21, 1996 or thereafter becomes a Director (other than an emeritus or honorary Director) of the Company and who is not an employee of the Company or any of its subsidiaries (an "eligible Director") will automatically receive an option grant. For currently serving eligible Directors the grant will be made on the date of the 1996 Annual Meeting. Individuals elected to serve as eligible Directors in the future will receive a grant at the annual meeting of shareholders at which they are elected or, in the case of any eligible Director elected by the board, at the annual meeting of shareholders immediately following such election if he/she is still then serving as an eligible Director. The number of shares subject to each grant will be 5,000, subject to adjustment for stock splits and similar events. The following Directors are currently the only eligible Directors: Robert M. Coard, Robert L. Culver, Alan K. DerKazarian, Donald C. Dolben, Edward Guzovsky, Wallace M. Haselton, Brian W. Hotarek, Francis X. Messina, Sydney L. Miller, Vikki L. Pryor, Gerald M. Ridge, William Schwartz, Samuel B. Sheldon, Barbara C. Sidell, James V. Sidell, Paul D. Slater, Edward J. Sullivan, Michael J. Verrochi and Gordon M. Weiner.

     The exercise price of each option will be the fair market value of the Stock on the date of grant. The fair market value of a share of Stock on any date shall be the average of the high and low prices of the Stock on the Nasdaq on such date, or if the Stock did not trade on such date, on the next preceding day on which trades were made. The exercise price may be paid in cash or check acceptable to the Company, by tendering shares of Stock, by delivering an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or by any combination of the foregoing. Each option will be non-transferable except upon death, will expire ten (10) years after the date of grant and will be exercisable immediately upon grant. Options granted under the 1996 Director Option Plan, to the extent not already exercised or expired, will remain exercisable for a period of one year following retirement at or after age 65 or on account of permanent disability, three months following other termination of the individual's status as an eligible Director, and one year following death. In no event, however, will any option granted under the 1996 Director Option Plan remain exercisable beyond the tenth anniversary of the date of grant. Upon a merger in which the Company is not the surviving corporation or that results in the acquisition of all of the Company's stock or a sale of all or substantially all of the Company's assets, or a dissolution or liquidation of the Company, all options will terminate upon the consummation of the transaction. A total of 150,000 shares of Stock has been reserved for issuance under the 1996 Director Option Plan, subject to adjustment for stock splits and similar events.

FEDERAL INCOME TAX EFFECTS

     For federal income tax purposes, options under the 1996 Director Option Plan are treated as nonstatutory options, not as "incentive stock options." An eligible Director will not have taxable income at time of grant but will realize income (and the Company will in general be entitled to claim a deduction) in connection with the exercise of the option. In general, the income and deduction associated with exercise will be taken into account at time of exercise and will equal the excess of the fair market value of the Stock at that time over the exercise price. However, in the case of an eligible Director who exercises an option within six months of the date of grant, the income associated with exercise will be realized and measured six months after the date of grant unless the Director makes an election to recognize such income immediately, and the availability of a deduction will be similarly deferred. If a Director who has exercised an option under the 1996 Director Option Plan later sells shares acquired upon exercise, any gain or loss recognized in the sale will be a capital gain or loss (long-term or short-term depending on how long the shares have been held) for which the Company will not be entitled to a deduction.

RECOMMENDATION OF YOUR BOARD OF DIRECTORS "FOR" THIS PROPOSAL

     The Board of Directors believes that the adoption of the 1996 Director Option Plan will promote the interests of the Company and the stockholders and help the Company and its subsidiaries to attract and retain qualified non-employee Directors. Accordingly, the Board of Directors has approved the adoption of the 1996

Director Option Plan and recommends that the stockholders vote "FOR" the proposal to adopt the 1996 Director Option Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

     To approve the 1996 Director Option Plan, the vote of holders of a majority of the shares present or represented and entitled to vote on the proposal at the meeting is required. An abstention will have the effect of a vote against the proposal, while a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome.

                       EXECUTIVE OFFICERS OF THE COMPANY

EXECUTIVE POLICY COMMITTEE

     In 1987, the Board of Directors of the Company created an Executive Policy Committee which is the primary management forum of the Company for all strategic and policy decisions. All decisions of the Executive Policy Committee are subject to the review and approval of the Board of Directors of the Company. The Executive Policy Committee has been directed by the Board of Directors to make recommendations to the Board concerning adoption of policies, strategies and programs concerning the following, among other matters: (a) acquisitions and dispositions of corporate entities, assets and/or investments; (b) the issuance of equity and/or debt; (c) engaging in new business activities; (d) the hiring, termination, training and motivation of senior management; (e) the development of marketing programs concerning financial services; (f) improvements to operations, service delivery and implementation of procedures for cost control;
(g) improvements to the financial reporting and financial control systems; (h) improvements to the business information systems; and (i) improvements concerning risk management and legal and regulatory compliance programs. As of April 15, 1996, there were 11 members of the Executive Policy Committee. The members of the Committee are identified and the background of each Committee member is set forth below under "Executive Officers."


EXECUTIVE OFFICERS

     The names and ages of the Executive Officers of the Company and each Executive Officer's position with the Company and its subsidiaries are listed below. Each such Executive Officer is elected annually by the Directors of the Company (or the Directors of the applicable subsidiary of the Company) and serves until his or her successor is duly chosen and qualified or until his or her earlier death, removal or disqualification.


                                          POSITIONS AND OFFICES WITH THE COMPANY
                                       (AND/OR WHERE APPROPRIATE, POSITION WITH ONE
             NAME (AGE)                      OF THE COMPANY'S SUBSIDIARIES)
             ----------                --------------------------------------------
*Neal F. Finnegan (58)...............  President, Chief Executive Officer and Director of the
                                         Company and Chairman, President and Chief Executive
                                         Officer of USTrust

*Domenic Colasacco (47)..............  Executive Vice President/Trust and Investment
                                         Management and Director of the Company and Chairman
                                         and President of USTC

*James K. Hunt (52)..................  Executive Vice President, Chief Financial Officer and
                                         Treasurer of the Company and Chief Financial Officer
                                         and Executive Vice President of USTrust; Treasurer
                                         of UST Leasing Corporation

*Eric R. Fischer (50)................  Executive Vice President, General Counsel and Clerk of
                                         the Company and Executive Vice President, General
                                         Counsel and Secretary of USTrust and USTC; Clerk of
                                         UST Capital Corp. and UST Leasing Corporation

*Kathie S. Stevens (45)..............  Executive Vice President and Senior Lending Officer of
                                         the Company; Vice Chairman and Senior Lending Officer
                                         of USTrust; President of UST Capital Corp.

                                          POSITIONS AND OFFICES WITH THE COMPANY
                                        (AND/OR WHERE APPROPRIATE, POSITION WITH ONE
             NAME (AGE)                      OF THE COMPANY'S SUBSIDIARIES)
             ----------                 --------------------------------------------
*Katharine C. Armstrong (51).........  Executive Vice President/Commercial Lending of the
                                         Company and USTrust

*Robert T. McAlear (53)..............  Executive Vice President/Controlled Loans and Credit
                                         of the Company and Vice Chairman of USTrust

*Suzanne Moot (46)...................  Executive Vice President/Marketing and Retail Banking
                                         of the Company and USTrust

*Walter E. Huskins, Jr. (56).........  Executive Vice President/Administration of the Company
                                         and USTrust; Acting President of UST Bank/Connecticut
                                         and President of UST Leasing Corporation

*Linda J. Lerner (51)................  Senior Vice President/Human Resources of the Company,
                                         USTrust and USTC

*Kenneth L. Sullivan (59)............  Senior Vice President/Operations of the Company and
                                         Senior Vice President of USTrust

George T. Clarke (49)................  Senior Vice President and Controller of the Company
                                         and USTrust; Treasurer of UST Capital Corp.

- ---------------
* Member, Executive Policy Committee


     The following sets forth the principal occupation during the past five years of each of the Executive Officers of the Company.

     Mr. Finnegan has served as President and Chief Executive Officer of the Company since 1993. During the prior five years, Mr. Finnegan was Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. From 1986 to 1988, Mr. Finnegan was President and Chief Operating Officer of Bowery Savings Bank in New York City. From 1982 to 1986 he was Vice Chairman of Shawmut Corporation in Boston. Mr. Finnegan also serves as Vice Chairman of the Board of Trustees of Northeastern University. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust and a Director and Chairman of the Executive Committee of USTC.

     Mr. Colasacco was elected Executive Vice President and a Director of the Company in 1990. In 1993, he was also elected Chairman of the Board and President of USTC. Prior to that time, he served as an Executive Vice President of USTC. He also directs the trust and investment management activities of the Company and its subsidiaries. Mr. Colasacco has been an Officer of the Company or of one of its subsidiaries since 1974.

     Mr. Hunt was elected Executive Vice President, Treasurer and Chief Financial Officer of the Company in 1994. Prior to joining the Company, Mr. Hunt served as Executive Vice President at Peoples Bancorp of Worcester, Inc., Worcester, Massachusetts, from 1987 through mid-1994. He also serves as Executive Vice President and Chief Financial Officer of USTrust and as Treasurer of UST Leasing Corporation and various other nonbanking subsidiaries.

     Mr. Fischer was elected Executive Vice President, General Counsel and Clerk of the Company in 1992. Prior to 1992, he served as Senior Vice President, General Counsel and Assistant Clerk of the Company. Before joining the Company in 1986, he served as Assistant General Counsel of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Fischer is, and has been since 1984, a member of the faculty of the Morin Center for Banking and Financial Law Studies of Boston University School of Law. He also serves as Executive Vice President, General Counsel and Secretary of USTC and USTrust, Assistant Secretary of UST Bank/Connecticut, and Clerk of UST Capital Corp., UST Leasing Corporation and various other nonbanking subsidiaries.

     Ms. Stevens who has served as Executive Vice President and Senior Lending Officer of the Company since 1993 was also elected to the positions of Vice Chairman of USTrust and Chairman of the Senior Credit Committee of the Company and USTrust in 1995. Ms. Stevens has been a senior Officer in the Commercial Lending function since she joined the Company in 1985. Ms. Stevens also serves as President of UST Capital Corp.

     Ms. Armstrong was named Executive Vice President/Commercial Lending of the Company and USTrust in 1995. In that capacity she oversees the commercial lending, asset-based lending and commercial real estate lending functions of the Company. From 1993 to 1995 Ms. Armstrong served as Senior Vice President/Credit Administration of the Company. Ms. Armstrong joined the Company in 1985 and served in various credit administration functions from 1985 until she assumed her position as Executive Vice President/Commercial Lending in 1995.

     Mr. McAlear was elected Executive Vice President/Controlled Loans and Credit of the Company in 1994. He has served as Vice Chairman of USTrust since he joined the Company in 1990. His primary responsibilities involve the supervision of the controlled loan, owned real estate and credit administration functions of USTrust and the Company. Prior to 1990, Mr. McAlear served as an Executive Vice President in the lending area of the Bank of New England.

     Ms. Moot joined the Company in 1995 and serves as Executive Vice President/Marketing and Retail Banking of the Company and USTrust. Prior to joining the Company, Ms. Moot served as a consultant to more than two dozen commercial and savings bank clients between 1988 and 1995 and served as Vice President of Commercial Marketing at Shawmut Bank, Boston, MA from 1985 to 1988.

     Mr. Huskins was elected Executive Vice President/Administration of the Company in August 1993. Mr. Huskins is also responsible for the leasing activities of the Company. Prior to joining the Company, Mr. Huskins served as President, Sterling Protection Company, Watertown, MA (security systems) from 1990 to 1993 and as Vice Chairman of Chancellor Corporation, Boston, MA (leasing) from 1977 to 1989. Mr. Huskins also serves as a Director and Acting President of UST Bank/Connecticut and as Chairman of the Board and President of UST Leasing Corporation.

     Ms. Lerner has served as Senior Vice President of the Company since she joined the Company in 1988. She directs the Human Resources activities of the Company. Prior to her joining the Company, Ms. Lerner served in a similar capacity for the Provident Institution for Savings in Boston.

     Mr. Sullivan has served as Senior Vice President/Operations of the Company since 1994. He also serves as Senior Vice President of USTrust. In those capacities, he has responsibility for the data processing and information systems of the Company as well as for its operations activities. Prior to 1988, Mr. Sullivan served as Executive Vice President of Operations with BayBanks Systems, Inc. in Waltham, Massachusetts. Prior to 1995, he also served as President of UST Data Services Corp. which as of December 31, 1995 was dissolved and became a division of USTrust.

     Mr. Clarke was elected Senior Vice President and Controller of the Company in 1994 and of USTrust in 1996. Prior to 1994 he served as Vice President and Controller of the Company since 1988. Before joining the Company, Mr. Clarke served as Deputy Comptroller of The First National Bank of Boston. Mr. Clarke is also Treasurer of UST Capital Corp.

     There are no arrangements or understandings between any Executive Officer and any other person pursuant to which he or she was selected as an Executive Officer.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP, independent public accountants, as auditors of the Company for 1996. The Company has been advised by such firm that neither it nor any member or associate of such firm has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Arthur Andersen LLP have served as the Company's independent auditors since its organization in 1967.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make any statement they may desire to make, and will be available to answer appropriate questions from stockholders.

                      ACTION TO BE TAKEN -- OTHER BUSINESS
                                (NOTICE ITEM 3)

     As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any business other than the three specific items listed in the notice, and it has not been informed of any business intended to be presented by others. Should any other matters, however, properly come before the meeting, the persons named in the enclosed Proxy will take action, and vote Proxies, in accordance with their judgment on such matters.

     Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.

                        SECURITY OWNERSHIP OF MANAGEMENT

     As of March 18, 1996, there were, to the knowledge of the Company, no stockholders who beneficially owned more than five percent of the Company's Common Stock.


     The following table shows the number of shares and percentage of the Company's Common Stock beneficially owned or owned through the Company's
Deferred Compensation Plan by each Director and nominee for Director, each Executive Officer named in the Summary Compensation Table above and by all Directors and Officers of the Company as a group, as of March 18, 1996. There are no voting rights, however, associated with units owned under the Deferred
Compensation Plan since shares cannot be sold until the individual terminates his/her relationship with the Company, retires or dies:


                                        AMOUNT AND NATURE
                                          OF BENEFICIAL       DEFERRED
NAME                                      OWNERSHIP(1)        PLAN (2)       TOTAL       PERCENT OF CLASS
- ----                                    -----------------     --------       -----       ----------------
Robert M. Coard.......................            248               --            248            *
Domenic Colasacco.....................         42,245(3)            --         42,245            *
Robert L. Culver......................            165               --            165            *
Alan K. DerKazarian...................         10,521               --         10,521            *
Donald C. Dolben......................          1,050(4)            --          1,050            *
Neal F. Finnegan......................        508,364(5)            --        508,364          2.84%
Edward Guzovsky.......................         23,077(6)         3,232         26,309            *
Wallace M. Haselton...................         81,676            7,148         88,824            *
Brian W. Hotarek......................            325(7)         1,415          1,740            *
Walter E. Huskins, Jr.................         98,242(8)            --         98,242            *
Robert T. McAlear.....................         81,181(9)            --         81,181            *
Francis X. Messina....................        408,592(10)       21,126        429,718          2.40%
Sydney L. Miller......................        120,081(11)        3,223        123,304            *
Vikki L. Pryor........................             97(12)           --             97            *
Gerald M. Ridge.......................         44,267(13)           --         44,267            *
William Schwartz......................          6,750(14)       32,143         38,893            *
Samuel B. Sheldon.....................         10,000(15)       18,315         28,315            *
Barbara C. Sidell.....................        547,215(16)           --        547,215          3.06%
James V. Sidell.......................        498,056(17)           --        498,056          2.78%
Paul D. Slater........................        120,377(18)       15,994        136,371            *
Kathie S. Stevens.....................         87,813(19)           --         87,813            *
Edward J. Sullivan....................         11,234(20)           --         11,234            *
Michael J. Verrochi...................        182,555(21)        1,293        183,848          1.03%
Gordon M. Weiner......................            119(22)           --            119            *
ALL DIRECTORS AND OFFICERS AS A GROUP
  (30 persons)........................      3,228,116(23)      103,889      3,332,005         18.61%

- ---------------
  *  Less than 1%.


 (1) Information as to the interests of the respective Executive Officers, Directors and nominees has been furnished in part by them. As of March 18, 1996, all such shares are held of record unless otherwise indicated. The inclusion of information concerning shares held by or for their spouses, children or by trusts or corporations in which they have an interest does not constitute an admission by such persons of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

 (2) Units representing share equivalents held in deferred compensation accounts as of December 31, 1995. There are no voting rights, however, associated with units owned under the Deferred Compensation Plan since shares cannot be sold until the individual terminates his/her relationship with the Company, retires or dies:

 (3) Includes 5,444 shares beneficially owned by Mr. Colasacco's wife and 500 shares owned by each of his three daughters of the Company's Common Stock as to which Mr. Colasacco disclaims any beneficial interest. The number of shares reported includes 4,200 shares which Mr. Colasacco has the present right to acquire through the exercise of stock options and 8,271 shares held for Mr. Colasacco's benefit under the Company's Employee Stock Ownership Plan.

 (4) Mr. Dolben's wife beneficially owns an additional 1,604 shares to which Mr. Dolben disclaims any beneficial interest.

 (5) Includes 65,000 shares of Common Stock which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan and an aggregate of 335,000 shares which Mr. Finnegan has the present right to acquire through the exercise of stock options. Also includes 435 shares held for Mr. Finnegan's benefit under the Company's Employee Stock Ownership Plan.

 (6) Includes 22,293 shares held in Mr. Guzovsky's wife's name.

 (7) Includes 25 shares held by an investment club of which Mr. Hotarek is a member.

 (8) Includes an aggregate of 86,000 shares which Mr. Huskins has the present right to acquire through the exercise of stock options, 4,000 shares which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan, and 242 shares held for Mr. Huskins's benefit under the Company's Employee Stock Ownership Plan.

 (9) Includes an aggregate of 71,050 shares which Mr. McAlear has the present right to acquire through the exercise of stock options, 3,000 shares which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan, and 926 shares held for Mr. McAlear's benefit under the Company's Employee Stock Ownership Plan.

(10) See discussion covering "Compensation Committee Interlocks and Insider Participation" above.

(11) Includes 50,762 shares beneficially owned by Mr. Miller's wife and 1,023 shares owned by each of his three children in trust. Does not include an aggregate of 148,033 shares held by Mr. Miller's adult children, sister and sister-in-law as to which Mr. Miller disclaims beneficial ownership.

(12) Ms. Pryor acquired 97 shares of the Company's Common Stock after March 18, 1995, but prior to joining the Board of Directors.

(13) Includes 3,242 shares owned by Gerald M. Ridge Corp. of which Mr. Ridge is President.

(14) All 6,750 shares are held jointly with Mr. Schwartz's wife.

(15) Does not include an aggregate of 14,277 shares held by Mr. Sheldon's two sons, who are adults, and as to which shares Mr. Sheldon disclaims any beneficial interest. Does not include an aggregate of 5,250 shares held in trusts for the benefit of his four grandchildren.

(16) Includes 523 shares held jointly with former spouse, James V. Sidell.

(17) Includes 498,056 shares held directly. Does not include any shares of Common Stock beneficially owned by Mr. Sidell's former spouse, Barbara C. Sidell, as to which Mr. Sidell disclaims any beneficial ownership. Also does not include 34,814 shares owned by the daughters and grandchildren of James V. Sidell and Barbara C. Sidell, as to which shares Mr. Sidell disclaims any beneficial ownership. Furthermore, does not include an aggregate of 4,500 shares of Common Stock held by Mr. Sidell's wife

     Louisa Kasdon-Sidell and Mr. Sidell's stepchildren, both of whom are minors, as to all of which Mr. Sidell disclaims any beneficial ownership.

(18) Does not include 74,369 shares owned by Mr. Slater's sister as to which shares Mr. Slater disclaims beneficial ownership. The number of shares reported are held by Mr. Slater and his wife as tenants by the entirety.

(19) Includes an aggregate of 63,750 shares which Ms. Stevens has the present right to acquire through the exercise of stock options, 667 shares of Common Stock which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan and 1,596 shares held for Ms. Stevens's benefit under the Company's Employee Stock Ownership Plan.

(20) Includes 9,327 shares held jointly with Mr. Sullivan's spouse and 506 shares held in Mr. Sullivan's spouse's IRA.

(21) Includes 36,611 shares held of record, 81,200 shares held by an affiliated realty trust and 69,993 shares held by a corporation of which Mr. Verrochi is President.

(22) Does not include 1,050 shares owned by Mr. Weiner's wife of which he disclaims beneficial ownership.

(23) The amount includes 803,975 shares of Common Stock subject to exercisable outstanding stock options and also includes 16,982 shares held by the Company's subsidiary, United States Trust Company, as trustee under the Company's Employee Stock Ownership Plan and allocated to such Directors and Officers. The total number of shares held in the Company's Employee Stock Ownership Plan and allocated to all employees with United States Trust Company as record owner is 339,071.

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company may present a proposal for consideration at future meetings of the stockholders of the Company. Any proposal for consideration at next year's meeting of stockholders must be received by the Company at its principal executive offices, 40 Court Street, Boston, Massachusetts 02108, Attention: Eric R. Fischer, Executive Vice President, General Counsel and Clerk, no later than December 26, 1996, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, May 20, 1997, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

                        ADDITIONAL FINANCIAL INFORMATION

ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1995, which includes financial statements, has been previously mailed or mailed simultaneously herewith to all Stockholders. The Annual Report is not to be regarded as proxy soliciting material.

10-K REPORT

     A copy of the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 1995 also has been previously mailed or mailed simultaneously herewith to all Stockholders as part of the Company's Annual Report to Stockholders.

                                          By Order of the Board of Directors

                                          /S/ Eric R. Fischer
                                          -------------------

                                          ERIC R. FISCHER
                                          Clerk

Dated: April 19, 1996
Boston, Massachusetts

                                                                       EXHIBIT A

                                   UST CORP.

                      1996 STOCK OPTION PLAN FOR DIRECTORS

1. PURPOSE

     The purpose of this 1996 Stock Option Plan for Directors (the "Plan") is to advance the interests of UST Corp. (the "Company") by enhancing the ability of the Company to attract and retain non-employee Directors who are in a position to make significant contributions to the success of the Company and to reward Directors for such contributions through ownership of shares of the Company's common stock (the "Stock").

2. ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of the Board of Directors (the "Board") of the Company designated by the Board for that purpose. The Committee shall have authority, not inconsistent with the express provisions of the Plan, (a) to issue options granted in accordance with the formula set forth in this Plan to such Directors as are eligible to receive options; (b) to prescribe the form or forms of instruments evidencing options and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

3. EFFECTIVE DATE AND TERM OF PLAN

     The Plan shall become effective on the date on which the Plan is approved by the stockholders of the Company following adoption by the Board. No option shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but options previously granted may extend beyond that date.

4. SHARES SUBJECT TO THE PLAN

     (a) Number of Shares. Subject to adjustment as provided in Section 4(c), the aggregate number of shares of Stock that may be delivered upon the exercise of options granted under the Plan shall be 150,000. If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

     (b) Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the Plan.

     (c) Changes in Stock. Appropriate adjustments shall be made in the maximum number of shares of Stock subject to the Plan to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company. Appropriate adjustments shall be made in the number, kind and price of shares of Stock covered by any outstanding option hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and similar changes in the capital structure of the Company, or a merger, dissolution, or reorganization of the Company, after the date the option is granted, so that the holder of the option is treated in a manner equivalent to that of holders of the underlying Stock.

5. ELIGIBILITY FOR OPTIONS

     Directors eligible to receive option grants under the Plan ("Eligible Directors") shall be those Directors (not including emeritus or honorary Directors) of the Company who are not employees of the Company or of any subsidiary of the Company.

6. TERMS AND CONDITIONS OF OPTIONS

     (a) Number of Options. On the date of the annual meeting of stockholders at which this Plan is approved by stockholders each individual then an Eligible Director shall be awarded an option to purchase 5,000 shares of Stock. Thereafter, on the date of each subsequent annual meeting, there shall be awarded to each individual, if any, first elected at such meeting to serve as an Eligible Director and to each other Eligible Director (if any) first elected to office by the Board since the last annual meeting and still serving as an Eligible Director, an option to purchase 5,000 shares of Stock.

     (b) Exercise Price. The exercise price of each option shall be 100% of the fair market value per share of the Stock on the date the option is granted. In no event, however, shall the option price be less, in the case of an original issue of authorized stock, than par value per share. For purposes of this paragraph, the fair market value of a share of Stock on any date shall be the average of the high and low prices of the Stock on the Nasdaq National System on such date, or if the Stock did not trade on such date, on the next preceding day on which trades were made.

     (c) Duration of Options. The latest date on which an option may be exercised (the "Final Exercise Date") shall be the tenth (10th) anniversary of the date the option was granted.

     (d) Exercise of Options.

          (1) Each option shall be immediately exercisable in full. An option granted under the Plan may be exercised in whole or in part, but no fractional shares shall be delivered pursuant to the exercise of an option.

          (2) Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, to the attention of the Company's General Counsel, accompanied by (i) any documentation required by the Committee and (ii) payment in full for the number of shares for which the option is exercised.

          (3) The Committee shall withhold from the number of shares otherwise issuable to the individual upon exercise a number of shares with a fair market value equal to any federal, state, or local withholding tax requirements due upon the exercise of the option, or shall make other arrangements (including requiring payment by the individual exercising the option) for the payment of any such withholding taxes.

          (4) If an option is exercised by the executor or administrator of a deceased Director, or by the person or persons to whom the option has been transferred by the Director's will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

     (e) Payment for and Delivery of Stock. Stock purchased under the Plan shall be paid for in one or a combination of the following forms of payment: (i) by cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company, (ii) by delivery of shares of Stock (which, in the case of shares of Stock acquired from the Company, have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the purchase price, or (iii) by delivery of a properly executed exercise notice together with irrevocable instructions to the option holder's broker to deliver promptly to the Company the amount required to pay the exercise price.

     An option holder shall not have the rights of a stockholder with regard to awards under the Plan except as to Stock actually received by him or her under the Plan.

     The Company shall not be obligated to deliver any shares of Stock (A) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and (B) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (C) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     (f) Nontransferability of Options. No option may be transferred other than by will or by the laws of descent and distribution, and during an Eligible Director's lifetime an option may be exercised only by him or her.

     (g) Retirement; Disability. If an Eligible Director retires as a Director of the Company and its subsidiaries (i) at or after 65, or (ii) by reason of permanent disability whenever occurring, all options held by the retired or disabled Eligible Director under the Plan shall remain exercisable for one year from retirement (subject to paragraph (i) below) or for the remainder of their original ten-year option term if less, and then shall terminate to the extent not previously exercised.

     (h) Other Termination. If an Eligible Director ceases to be an Eligible Director for any reason other than retirement under (g) above or death, regardless of whether such individual continues to be an honorary or emeritus Director of the Company, all options held by the Director under the Plan shall continue to be exercisable for a period of three months (subject to paragraph
(i) below) or for the remainder of their original ten-year term if less, and then shall terminate to the extent not previously exercised.

     (i) Death. If an Eligible Director's service as a Director of the Company and its subsidiaries terminates by reason of death, or dies at any time while holding exercisable options hereunder, all options held by the Eligible Director under the Plan may be exercised by his or her executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within one year after the Director's death or during the remainder of the original ten-year option term if less. After completion of that one-year (or shorter) period, such options shall terminate to the extent not previously exercised.

     (j) Mergers, etc. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of a sale or transfer of substantially all of the Company's assets or a dissolution or liquidation of the Company, all options hereunder will terminate upon the consummation of such consolidation, merger, or other transaction.

7. EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT, TERMINATION AND
   EFFECTIVENESS

     Neither adoption of the Plan nor the grant of options to a Director shall affect the Company's right to grant to such Director options that are not subject to the Plan (including options granted pursuant to the Company's 1995 Stock Option Plan for Directors), to issue to such Directors Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Directors.

     The Committee may at any time terminate the Plan as to any further grants of options. The Committee may at any time or times amend the Plan for any purpose which may at the time by permitted by law; provided, that except to the extent expressly required or permitted by the Plan, no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Rule 16b-3 promulgated under Section 16 of the Exchange Act.

                                  [UST LOGO]

                                   UST CORP.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UST CORP.

The undersigned stockholder of UST Corp., a Massachusetts corporation (the "Company"), hereby constitutes and appoints Neal F. Finnegan, Eric R. Fischer and James K. Hunt, and each of them, his Attorneys and Proxies (with full power of substitution in each), and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse, all the shares of Common Stock of the Company held of record by the undersigned on March 29, 1996 at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, May 21, 1996, and at any adjournments thereof.

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED HOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

- --------------------------------------------------------------------------------
  PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------

Please sign this Proxy exactly as your name appears on the books of the
Company. Joint owners should sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
- -------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?


- -------------------------------------       -----------------------------------


- -------------------------------------       -----------------------------------


- -------------------------------------       -----------------------------------

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE
                                              With-           For All
                                 For           hold           Except
  1.)  Election of Directors.    /  /          /  /            /  /

               Edward Guzovsky, Brian W. Hotarek, Vikki L. Pryor,
            Gerald M. Ridge, William Schwartz, Edward J. Sullivan,
                 Michael J. Verrochi, Jr. and Gordon M. Weiner

       NOTE: If you do not wish your shares voted "FOR" a particular Nominee, mark the "For All Except" box and strike a line through that particular Nominee's name. Your shares will be voted for the remaining Nominees.

       RECORD DATE SHARES:




                                                    ----------------------------
Please be sure to sign and date this Proxy.            Date
- --------------------------------------------------------------------------------




- ------Shareholder sign here----------------------Co-owner sign here------------


                                             For       Against        Abstain
  2.)  Authorizing the Proxies to vote in   /  /         /  /          /  /
       favor of the 1996 Stock Option
       Plan for UST Corp. Directors.


       Authorizing the Proxies in their discretion to consider and act upon such other matters as may properly come before the meeting.





       Mark box at right if comments or address change have   /  /
       been noted on the reverse side of the card.



DETACH CARD


                                   UST CORP.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, May 21, 1996.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


UST Corp.